UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 1, 2011, The McClatchy Company, a Delaware corporation (“McClatchy” or the “Company”), announced the termination of that certain Contract for Purchase and Sale of Real Property (“Original Contract”) by and between The Miami Herald Publishing Company, Richwood, Inc. and Knight-Ridder, Inc., (collectively, the “Original Sellers”) and Citisquare Group, LLC (“Buyer”), dated March 3, 2005, as amended by that certain First Amendment to Contract for Purchase and Sale of Real Property (the “First Amendment”), between Richwood, Inc., a Florida corporation (“Richwood”) and The McClatchy Company, a Delaware corporation (“McClatchy”) (collectively, as successor-in-interest to the Original Sellers, the “Seller”) and Buyer, dated August 10, 2007, as further amended by that certain Second Amendment to Contract for Purchase and Sale of Real Property (the “Second Amendment”), between Seller and Buyer, dated December 20, 2007, as further amended by that certain Third Amendment to Contract for Purchase and Sale of Real Property (the “Third Amendment”), between Seller and Buyer, dated December 30, 2008, and as further amended by that certain Fourth Amendment to Contract for Purchase and Sale of Real Property (the “Fourth Amendment”), between Seller and Buyer, dated December 31, 2009. The Original Contract, First Amendment, Second Amendment, Third Amendment, and Fourth Amendment may sometimes hereinafter be collectively referred to as the “Contract”.

Under the terms of the Contract, Buyer had agreed to purchase certain real property of Seller located in Miami, Florida for a purchase price of $190 million.  In accordance with Section 6 of the Fourth Amendment, Buyer and Seller agreed to close on the transaction on or before January 31, 2011.  Buyer did not close the transaction and as a result the Contract has terminated.  McClatchy has received approximately $16.5 million in non-refundable deposits which will it will retain as liquidated damages.  In addition, McClatchy is entitled to payment of a $7 million termination fee.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

99.1	Press Release, dated February 1, 2011, announcing the termination of the Contract.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 1, 2011	The McClatchy Company
	By:	/s/Patrick J. Talamantes
Patrick J. Talamantes Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number                                           Description

Exhibit 99.1	Press Release, dated February 1, 2011, announcing the termination of the Contract.